For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings For The Second Quarter of 2018

Midland Park, NJ - August 9, 2018 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced net income for the three and six months ended June 30, 2018 of $2.3 million, or $0.27 per share, and $4.1 million, or $0.47 per share, respectively. For the equivalent prior year periods, net income was $1.3 million, or $0.16 per share, and $2.3 million, or $0.32 per share, respectively.

Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer commented, “We are pleased to, once again, report a successful quarter for the Corporation. While the environment for loans and deposits continues to be very competitive, we are focused on quality loan and deposit growth with an emphasis on expanding existing relationships and developing new ones.”

Operating Results
The Corporation reported net interest income of $7.0 million and $13.8 million for the three and six months ended June 30, 2018, respectively, reflecting increases over $6.5 million and $12.7 million realized in the comparable prior year periods. "Net interest income benefited from a steady increase in assets and, to a

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lesser extent, a net interest margin that has been stable to slightly widening over the past several quarters," Van Ostenbridge stated.

The Corporation recorded reversal of the allowance for loan losses resulting in negative provisions for loan losses for both the three and six months ended June 30, 2018 of $780,000 and $1.1 million, respectively. For the three and six months ended June 30, 2017, positive provision for loan losses of $260,000 and $560,000, respectively, were reported. While growth in the loan portfolio generally requires the establishment of additional reserves, the negative loan loss provisions reflect net recoveries of previously charged off loan balances of $688,000 and $706,000 for the three and six months ended June 30, 2018, respectively. The negative provisions for loan losses also reflect the continued improvement in the economic conditions and overall real estate climate in the primary business markets in which the Corporation operates.

For the three and six months ended June 30, 2018, noninterest income was $859,000 and $1.6 million, respectively, compared to $813,000 and $1.6 million in the corresponding prior year periods. In connection with the establishment of a Small Business Administration ("SBA") department in late 2017, noninterest income for both the three and six months ended June 30, 2018 included $59,000 of gains from the sale of the guaranteed portion of newly originated SBA loans. The three and six months ended June 30, 2018 reflected $29,000 and $103,000, respectively, of negative mark to market adjustments of a CRA investment which is classified as an equity security. Such security has been owned for years for CRA purposes, but under newly enacted accounting rules, equity securities now require a quarterly mark to market through the income statement.

Noninterest expenses for the three and six months ended June 30, 2018 were $5.5 million and $10.9 million, respectively, compared to $5.1 million and $10.2 million in the comparable prior year periods. The largest

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increase in expenses in 2018 occurred in salaries and employee benefits, which includes the costs associated with the establishment of the previously mentioned SBA Lending Department - fully staffed with experienced employees, as well as normal salary increases. "As we remain focused on growing the balance sheet, the Corporation will continue to appropriately manage our expenses,” noted Van Ostenbridge.

Results for the current year periods included the impact of a reduction in the Federal corporate income tax rate from 35% to 21% effective January 1, 2018 as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”). For the current three and six month periods the effective tax rate was 26.8% and 26.6%, respectively, compared to an effective tax rate of 36.7% for both the three and six months ended June 30, 2017.

Balance Sheet / Financial Condition
Total assets at June 30, 2018 were $941.7 million, showing an increase of $12.9 million from the $928.8 million of assets at December 31, 2017. Net loans increased $10.8 million representing new originations that were partially offset by several larger loan payoffs during the first six months of 2018 as well as normal principal amortization.

Total deposits were $792.1 million at June 30, 2018, indicating net growth of $28.0 million since December 31, 2017. The growth in deposits primarily consisted of a $15.5 million increase in noninterest-bearing accounts and a $12.5 million increase in interest-bearing accounts.

All regulatory capital levels at June 30, 2018 remain above the levels considered to be "well capitalized"
under the applicable regulations. The Corporation’s Tier 1 leverage ratio and total risk based capital ratio at June 30, 2018 were 9.15% and 14.28%, respectively.

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About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick,
Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total over $10.1 million. We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017

Selected Financial Condition Data:
Cash and cash equivalents	$13,529	$22,178	$21,270	$17,213	$19,459
Securities available for sale	112,594	106,467	109,259	111,973	112,511
Securities held to maturity	58,471	51,894	52,442	53,323	52,091
Other equity investments	3,694	3,706	3,756	3,760	3,733
FHLB stock	3,087	3,039	3,715	3,919	5,169
Loans held for sale	607	—	370	688	446
Loans receivable:
Loans receivable, gross	722,148	708,169	711,720	691,953	692,056
Allowance for loan losses	(8,353)	(8,445)	(8,762)	(8,614)	(8,550)
Other, net	(484)	(448)	(397)	(422)	(344)
Loans receivable, net	713,311	699,276	702,561	682,917	683,162
Bank owned life insurance	21,360	21,222	21,084	20,943	20,802
Other assets	15,034	14,659	14,309	15,958	15,934
Total assets	$941,687	$922,441	$928,766	$910,694	$913,307

Noninterest-bearing deposits	$188,343	$178,572	$172,861	$171,609	$177,678
Interest-bearing deposits	603,718	593,644	591,238	569,352	543,215
Total deposits	792,061	772,216	764,099	740,961	720,893
Other borrowings	46,700	48,760	63,760	68,760	93,760
Subordinated debentures and
subordinated notes	23,350	23,333	23,317	23,301	23,284
Other liabilities	3,388	3,760	3,925	3,564	2,859
Total liabilities	865,499	848,069	855,101	836,586	840,796
Shareholders' equity	76,188	74,372	73,665	74,108	72,511
Total liabilities and shareholders' equity	$941,687	$922,441	$928,766	$910,694	$913,307

Gross loans to deposits	91.17%	91.71%	93.14%	93.39%	96.00%

Equity to assets	8.09%	8.06%	7.93%	8.14%	7.94%

Book value per share	$8.78	$8.57	$8.51	$8.57	$8.39

Asset Quality Data:
Nonaccrual loans	$1,283	$1,136	$1,194	$806	$826
Loans past due 90 days or more and
accruing	—	—	—	—	320
Total nonperforming loans	1,283	1,136	1,194	806	1,146
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$1,283	$1,136	$1,194	$806	$1,146

Nonperforming loans to total loans	0.18%	0.16%	0.17%	0.12%	0.17%
Nonperforming assets to total assets	0.14%	0.12%	0.13%	0.09%	0.13%
Allowance for loan losses to total gross
loans	1.16%	1.19%	1.23%	1.24%	1.24%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Selected Operating Data:
Interest income	$8,868	$7,943	$17,407	$15,367
Interest expense	1,860	1,409	3,576	2,653
Net interest income	7,008	6,534	13,831	12,714
Provision for loan losses	(780)	260	(1,115)	560
Net interest income after provision for loan losses	7,788	6,274	14,946	12,154
Noninterest income:
Fees and service charges	551	519	1,058	1,054
Bank owned life insurance	138	129	276	244
Gain on calls and sales of securities	—	—	6	—
Gain on sales of mortgage loans	9	38	31	55
Gain on sales of SBA loans	59	—	59	—
Gain on sale of other real estate owned	—	13	—	13
Miscellaneous	102	114	154	246
Total noninterest income	859	813	1,584	1,612
Noninterest expenses:
Salaries and employee benefits	3,129	2,880	6,238	5,724
Occupancy, net	403	393	845	802
Equipment	188	162	369	324
Data processing	478	456	962	925
Advertising	207	211	364	347
FDIC insurance premium	70	109	134	186
Charitable contributions	195	120	375	245
Bank-card related services	131	142	258	284
Other real estate owned, net	—	9	—	24
Miscellaneous	703	601	1,387	1,336
Total noninterest expenses	5,504	5,083	10,932	10,197
Income before income tax expense	3,143	2,004	5,598	3,569
Income tax expense	842	736	1,489	1,310
Net income	$2,301	$1,268	$4,109	$2,259

Weighted avg. no. of diluted common shares	8,675,868	8,174,484	8,667,235	7,155,367
Diluted earnings per common share	$0.27	$0.16	$0.47	$0.32

Return on average common equity	12.32%	7.37%	11.13%	7.52%

Return on average assets	0.99%	0.58%	0.90%	0.54%

Yield on average interest-earning assets	3.99%	3.81%	3.97%	3.84%
Cost of average interest-bearing liabilities	1.12%	0.90%	1.08%	0.87%
Net interest rate spread	2.87%	2.91%	2.89%	2.97%

Net interest margin	3.16%	3.14%	3.15%	3.18%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Selected Operating Data:
Interest income	$8,868	$8,539	$8,463	$8,400	$7,943
Interest expense	1,860	1,716	1,628	1,577	1,409
Net interest income	7,008	6,823	6,835	6,823	6,534
Provision for loan losses	(780)	(335)	75	20	260
Net interest and dividend income after provision for loan losses	7,788	7,158	6,760	6,803	6,274
Noninterest income:
Fees and service charges	551	507	533	524	519
Bank owned life insurance	138	138	141	141	129
Gain on calls and sales of securities	—	6	—	1	—
Gain on sales of mortgage loans	9	22	55	68	38
Gain on sales of SBA loans	59	—	—	—	—
Gain on sales of other real estate owned	—	—	—	—	13
Miscellaneous	102	52	121	111	114
Total noninterest income	859	725	850	845	813
Noninterest expenses:
Salaries and employee benefits	3,129	3,109	2,888	2,843	2,880
Occupancy, net	403	442	414	414	393
Equipment	188	181	176	173	162
Data processing	478	484	442	444	456
Advertising	207	157	171	182	211
FDIC insurance premium	70	64	86	50	109
Charitable contributions	195	180	240	130	120
Bank-card related services	131	127	130	137	142
Other real estate owned, net	—	—	—	—	9
Miscellaneous	703	684	521	663	601
Total noninterest expenses	5,504	5,428	5,068	5,036	5,083
Income before income tax expense	3,143	2,455	2,542	2,612	2,004
Income tax expense	842	647	2,494	972	736
Net income	$2,301	$1,808	$48	$1,640	$1,268

Weighted avg. no. of diluted common shares	8,675,868	8,658,506	8,648,191	8,643,737	8,174,484
Diluted earnings per common share	$0.27	$0.21	$0.01	$0.19	$0.16

Return on average common equity	12.32%	9.92%	0.26%	8.83%	7.37%

Return on average assets	0.99%	0.80%	0.02%	0.71%	0.58%

Yield on average interest-earning assets	3.99%	3.94%	3.82%	3.80%	3.81%
Cost of average interest-bearing liabilities	1.12%	1.04%	0.97%	0.94%	0.90%
Net interest rate spread	2.87%	2.90%	2.85%	2.86%	2.91%

Net interest margin	3.16%	3.15%	3.09%	3.09%	3.14%

Stewardship Financial Corporation
Non-GAAP Reconciliation
(dollars in thousands, except per share amounts)
(unaudited)

For the three months ended,
December 31, 2017

Net income	$48
Impact of Tax Act	1,420
Adjusted net income	$1,468

Weighted avg. no. of diluted common shares	8,648,191
Adjusted diluted earnings per common share	$0.17

Adjusted return on average common equity	7.82%

Adjusted return on average assets	0.63%